Exhibit 99.1

Media:

Jennifer Saxon

jennifer.saxon@mindbodyonline.com

805-419-2839

For Vista:

Alan Fleischmann

vista@laurelstrategies.com

Vista Equity Partners Completes Acquisition of MINDBODY, Inc.

San Luis Obispo, CA, February 15, 2019 – MINDBODY, Inc., the leading technology platform for the fitness, beauty and wellness services industries, today announced that it has been acquired by Vista Equity Partners (“Vista”), a leading investment firm focused on software, data and technology-enabled businesses. The approximately $1.9 billion transaction, originally announced on December 24, 2018, was approved by MINDBODY’s stockholders on February 14, 2019 and completed on February 15, 2019.

“Seventeen years ago, we set out on a journey to leverage technology to improve the health and wellness of the world. Today, that technology is helping people lead healthier, happier lives by connecting the world to fitness, beauty and wellness,” said Rick Stollmeyer, Co-Founder and CEO of MINDBODY. “Our partnership with Vista marks a significant milestone on our journey and will allow us to accelerate our growth and serve our customers, consumers and partners better than ever before.”

The acquisition begins the next phase of growth for MINDBODY by combining its product and industry leadership with Vista’s unique investment and operating model for SaaS companies.

With the completion of the acquisition, MINDBODY common stock ceased trading and will no longer be listed on the Nasdaq Stock Market.

Qatalyst Partners acted as the exclusive financial advisor to MINDBODY and Cooley LLP served as legal advisor to MINDBODY. Morgan Stanley acted as the financial advisor to Vista and Kirkland & Ellis LLP served as legal advisor to Vista.

About MINDBODY

MINDBODY, Inc. is the leading technology platform for the fitness, beauty and wellness services industries. Local entrepreneurs worldwide use MINDBODY’s integrated software and payments platform to run, market and grow their businesses. Consumers use MINDBODY to more easily find, engage and transact with fitness, wellness and beauty providers in their local communities. For more information on how MINDBODY is helping people lead healthier, happier lives by connecting the world to fitness, beauty and wellness, visit mindbodyonline.com.

© 2019 MINDBODY, Inc. All rights reserved. MINDBODY, FitMetrix, Frederick, the Enso logo, the Booker logo and Connecting the World to Wellness are trademarks or registered trademarks of MINDBODY Inc. in the United States and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

About Vista Equity Partners

Vista Equity Partners is a U.S.-based investment firm with offices in Austin, Chicago, New York City, Oakland, and San Francisco with more than $44 billion in cumulative capital commitments. Vista exclusively invests in software, data, and technology-enabled organizations led by world-class management teams. As a value-added investor with a long-term perspective, Vista contributes professional expertise and multi-level support towards companies to realize their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity. For more information, please visit www.vistaequitypartners.com.